Exhibit 28 (j) under Form N-1A

Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 91 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Bond Fund, Inc., and to the incorporation by reference of our report, dated May 22, 2020, on Federated Municipal Bond Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended March 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 22, 2020